Exhibit 99.1

NEWS RELEASE                                           Dorchester Minerals, L.P.

Release Date: November 3, 2005                     3838 Oak Lawn Ave., Suite 300
                                                        Dallas, Texas 75219-4541
Contact:  Casey McManemin                               Telephone (214) 559-0300
Facsimile (214) 559-0301

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            DORCHESTER MINERALS, L.P. ANNOUNCES THIRD QUARTER RESULTS

        DALLAS, TEXAS -- Dorchester Minerals, L.P. (the "Partnership") announced today the Partnership's net earnings for the third quarter ended September 30, 2005 of $16,403,000, or $0.57 per common unit.

        A comparison of results for the periods ending September 30, 2005 and September 30, 2004 is set forth below:

                               Three Months Ended         Nine Months Ended
                                  September 30,             September 30,
                           ------------------------  ---------------------------
                                2005        2004          2005         2004
                           ------------ -----------  ------------  ------------
Net Operating Revenues     $ 23,653,000 $14,433,000  $ 55,012,000  $ 41,254,000
Depletion and Amortization   (5,659,000) (5,103,000)  (16,161,000)  (15,426,000)
All Other Expenses, Net      (1,591,000) (1,437,000)   (4,381,000)   (3,976,000)
                           ------------ -----------  ------------  ------------
Net Earnings               $ 16,403,000 $ 7,893,000  $ 34,470,000  $ 21,852,000
                           ============ ===========  ============  ============
Net Earnings Per
   Common Unit                    $0.57       $0.29         $1.19         $0.79
                                  =====       =====         =====         =====



        The Partnership previously declared its third quarter distribution in the amount of $0.577287 per common unit payable on November 3, 2005 to common unit holders of record as of October 24, 2005. The Partnership's cash distributions are not comparable to its net earnings due to timing and other differences including depletion.

        Dorchester Minerals, L.P. is a Dallas based owner of producing and non-producing crude oil and natural gas mineral, royalty, overriding royalty, net profits, and leasehold interests and its common units trade on the Nasdaq Stock Market under the symbol DMLP.

FORWARD-LOOKING STATEMENTS

        Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price or demand for oil and natural gas, changes in the operations on or development of the Partnership's properties, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements) and the Partnership's financial position, business strategy and other plans and objectives for future operations. These and other factors are set forth in the Partnership's filings with the Securities and Exchange Commission.